EX-99.1

Contact:	Contact:
Trans World Entertainment	Financial Relations Board
John Anderson	Marilynn Meek
Chief Financial Officer	(mmeek@frbir.com)
(518) 452-1242	(212) 827-3773

   38 Corporate Circle

   Albany, NY 12203

www.twec.com	NEWS RELEASEE

STATEMENT FROM TRANS WORLD ON THE DEATH OF ITS’ FOUNDER AND

CHAIRMAN OF THE BOARD ROBERT J. HIGGINS

ALBANY, NY, March 3, 2017 – Trans World Entertainment Corporation (NASDAQ:TWMC) Founder, Chairman and former CEO Robert J. (Bob) Higgins died on March 1st, 2017.  He was 75 years old.

Trans World CEO Mike Feurer stated “All of us at Trans World were deeply saddened by the passing of our Founder Bob Higgins.  Serving as its relentless champion, Bob was very proud of Trans World Entertainment and all of its Associates.  His never-ending drive to excellence, determination, and commitment to our Company is the standard that will inspire and stay with us as we honor the legacy he created over the last 45 years. On behalf of our Board of Directors, Management team and all of our Associates across the country, we mark Bob’s passing, mourn his loss, celebrate his renown and extend our deepest sympathies to his wife, Anne, and the entire Higgins family.”

Bob began his career sorting and pricing music albums in the warehouse of a local music wholesaler. After rising to the level of East Coast Sales Manager, he set out on his own founding Trans World Music Corporation in 1972. Originally, the Company was a wholesaler of prerecorded music. In 1973, Bob opened the Company’s first retail store, Record Town, in the Albany, New York area, his beloved hometown. Thereafter, he began an aggressive expansion of its retail business. In 1986, the company went public with over 150 stores. The Company changed its name to Trans World Entertainment Corporation in 1994 to reflect its expanded merchandise offerings across the many facets of the entertainment industry.

Throughout the late 1990’s and early 2000’s, the Company consolidated the specialty entertainment industry through the acquisition of several chains including Strawberries, Camelot, Spec’s, The Wall, Sam Goody, Suncoast, and Wherehouse. Over the next several years, Bob successfully navigated the Company through significant disruption in its core business and difficult economic environment. Mr. Higgins retired as Chief Executive Officer of the Company in 2014 and remained as the Chairman of the Board until his death.

Bob was very active in the civic arena exemplified by his long standing commitment to the Albany Medical Center.  His service on the Board of Directors of the Albany Medical Center commenced in 1984, and he was Chairman of the Board from 1992-1994.  He served on the Board’s Executive Committee and co-chaired the Center’s successful “$125 Million Pillars Campaign,” a five-year fundraising effort “designed to fortify and enhance the programs and services of northeastern New York’s only academic health sciences center.”

Mr. Higgins received numerous awards and honors for his industry achievements, his life-time civic service, and his many philanthropic interests. In 1997, Bob received Billboard magazine’s Video Person of the Year Award which recognized his “achievements in a very competitive industry.”  He was inducted to the Business Hall of Fame in 1999, a preeminent award in the Capital Region District.  Inductees “are noted not only for their leadership in enhancing free enterprise, but also for their contributions to the community.” In 2002, he received the Albany Medical Center Distinguished Individual Philanthropist Award for his contributions to the medical center. In May 2003, Bob was awarded the honorary degree of Doctor of Music at Siena College’s commencement ceremony.  This award is one of academia’s highest tributes and was in recognition of his lifetime achievements and many contributions to education and to the community at large.  Also in 2003, he was inducted into the Video Business Magazine Video Hall of Fame.

Mike Feurer further expressed “Iconic does not sufficiently describe the impact and influence Bob enjoyed in the Entertainment Industry he loved so much. He relished every business engagement he encountered or created, beginning with his first record sale after venturing out on his own. His passion and work ethic are an industry touchstone. Everybody knows Bob. We will miss him greatly”

Trans World Entertainment is a unique omni-channel retailer coupling a long history of specialty retail experience with digital marketplace expertise.  For over 40 years, the company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name FYE for your entertainment and on the web at www.fye.com and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

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